Exhibit 99

                       MEDCATH OPENS CATH LAB IN CAPE COD


Charlotte, North Carolina (September 3, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced the opening of a new cath lab pursuant to a joint venture agreement with the 258-bed Cape Cod Hospital, in Hyannis, Massachusetts. The new lab provides in-house cardiology and cardiovascular services to the hospital.

         Cape Cod Hospital and the nine cardiologists residing in the Cape Cod area serve Barnstable county, with a year-round population of 189,000 which triples during the summer months. MedCath's cath lab is the only cath lab in a 60-mile radius. The Cape Cod Hospital's emergency room has the third largest annual volume in the state of Massachusetts.

         Stephen R. Puckett, president of MedCath, said, "This cath lab, which began operations on August 27th, represents the continuation and expansion of our relationship with Cape Cod Hospital. Together with the hospital, using our mobile cath lab, we developed this market for cardiology and cardiovascular services. The resulting increased demand for such services in this area created the need for a fixed site at the hospital. Through this partnership, the Cape Cod community gains the benefit of a state-of-the-art facility on a cost-effective basis."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages two medical practices comprised of a total of 66 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.